UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Double-Take Software, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DOUBLE-TAKE SOFTWARE, INC.
257 Turnpike Road, Suite 210
Southborough, Massachusetts 01772

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 23, 2008

To Our Stockholders:

You are cordially invited to attend our 2008 Annual Meeting of Stockholders, which will be held on Friday, May 23, 2008, at 9:00 a.m. local time, at The Harvard Club of Boston located at 374 Commonwealth Avenue, Boston, Massachusetts, 02215 for the following purposes:

1. to elect five members of the Board of Directors;

2. to ratify the appointment of Eisner LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008; and

3. to consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is presently aware of no other business to come before the Annual Meeting.

Each outstanding share of Double-Take Software, Inc. common stock (NASDAQ: DBTK) entitles the holder of record at the close of business on March 31, 2008, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Shares of our common stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy. We have enclosed a copy of our Proxy Statement and our 2007 Annual Report on Form 10-K, which includes financial statements. Management cordially invites you to attend the Annual Meeting.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 8:30 a.m. local time. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring to the meeting a letter from the broker, bank or other nominee confirming their beneficial ownership of the shares to be voted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors

S. Craig Huke
Corporate Secretary
April 21, 2008

IMPORTANT:  WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, WE URGE YOU TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. PROMPTLY VOTING YOUR SHARES BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WILL SAVE US THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. AN ADDRESSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IS ENCLOSED. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION. YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

DOUBLE-TAKE SOFTWARE, INC.
257 Turnpike Road, Suite 210
Southborough, Massachusetts 01772

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2008

This Proxy Statement (the “Proxy Statement”), which was first mailed to stockholders on or about April 21, 2008, is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Double-Take Software, Inc. (hereinafter, “we” “us” “Company” and “Double-Take Software”), to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting, which will be held at 9:00 a.m. local time on Friday May 23, 2008, at The Harvard Club of Boston located at 374 Commonwealth Avenue, Boston, Massachusetts, 02215, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is presently aware of no other business to come before the Annual Meeting. In addition, management will report on the performance of Double-Take Software and respond to questions from stockholders.

Proposals to be Voted Upon at the Annual Meeting

There are two proposals scheduled to be voted upon at the Annual Meeting. The two proposals for stockholders to consider and vote upon are:

•	Proposal No. 1: To elect five directors to the Board, each of whom will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal.

•	Proposal No. 2: To ratify the selection of Eisner LLP (“Eisner”) as Double-Take Software’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote FOR each of the nominees to the Board (Proposal 1) and FOR the ratification of the appointment of Eisner as our independent registered public accounting firm for the fiscal year ending December 31, 2008 (Proposal 2).

Voting at the Annual Meeting

Stockholders will be entitled to vote at the Annual Meeting on the basis of each share held of record at the close of business on March 31, 2008 (the “Record Date”).

If, on the Record Date you hold shares of our common stock that are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company (“Continental”), you are considered the stockholder of record with respect to those shares, and Continental is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote in person at the meeting or by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or to follow the Internet or telephone voting procedures explained on the proxy card.

If, on the Record Date you hold shares of our common stock in an account with a brokerage firm, bank, or other nominee, then you are a beneficial owner of the shares and hold such shares in street name, and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares to the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.

The shares represented by all valid proxies will be voted in accordance with the instructions specified on the proxy card. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted FOR the nominees for directors named in this proxy statement and FOR ratification of the selection of Eisner LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Should any matter not described above be properly presented at the Annual Meeting, the persons named in the proxy form will vote in accordance with the recommendation of the Board or in the absence of such a recommendation, in accordance with their judgment.

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

You may revoke your proxy at any time before it is exercised at the Annual Meeting by submitting a new proxy bearing a later date, by providing written notice to our Corporate Secretary, or by voting in person at the Annual Meeting. Your presence at the Annual Meeting does not in and of itself revoke your proxy.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 8470 Allison Pointe Boulevard, Suite 300, Indianapolis, Indiana 46250, from May 9, 2008 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Quorum Requirement for the Annual Meeting

The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of common stock on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 21,945,688 shares of common stock outstanding, held by 167 stockholders. Abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy card) and “broker non-votes” will be considered to be shares present at the meeting for purposes of a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because: (1) the broker does not receive voting instructions from the beneficial owner and (2) the broker lacks discretionary authority to vote the shares. Banks, brokers and other nominees cannot vote on their clients’ behalf on “non-routine” proposals. Banks, brokers and other nominees can, however, vote your shares in their discretion for the election of directors and the ratification of the appointment of our independent registered public accounting firm.

Required Vote

Election of directors.  Each director will be elected by a majority of the votes cast with respect to that director. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “FOR” a director must exceed 50% of the votes cast with respect to that director. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

Ratification of the appointment of independent registered public accounting firm. Approval of the proposal to ratify the Audit Committee’s appointment of Eisner as our independent registered public accounting firm for the fiscal year ending December 31, 2008 requires the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting. Broker non-votes are not taken into account in determining the outcome of this proposal; however, abstentions will have the effect of a vote against this proposal.

Solicitation of Proxies

We will bear the cost of solicitation of proxies.  This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

We have adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a Related Person Transactions Policy as part of our corporate governance practices and in accordance with rules of the Securities and Exchange Commission (the “SEC”) and the listing standards of The NASDAQ Stock Market (“NASDAQ”).

Corporate Governance Matters

Our Board has adopted Corporate Governance Guidelines (the “Guidelines”) and a Code of Business Conduct and Ethics (the “Code of Ethics”). The Guidelines set forth a framework within which the Board oversees and directs the affairs of Double-Take Software. The Guidelines cover, among other things, the composition and functions of the Board, director independence, stock ownership by our directors, management succession and review, Board committees, the selection of new directors, and director responsibilities and duties.

The Code of Ethics covers, among other things, compliance with laws, rules and regulations (including insider trading), conflicts of interest, corporate opportunities, confidentiality, protection and use of company assets, and the reporting process for any illegal or unethical conduct. The Code of Ethics is applicable to all of our officers, directors and employees, including our Chief Executive Officer and our Chief Financial Officer. The Code of Ethics includes provisions that are specifically applicable to our Chief Financial Officer and senior financial officers (as defined in the Code of Ethics).

Any waiver of the Code of Ethics for our executive officers or directors may be made only by our Board or a Board committee consisting solely of disinterested and independent directors and will be promptly disclosed as may be required by law or NASDAQ listing standards. If we amend our Code of Ethics or waive the Code of Ethics with respect to our Chief Executive Officer, principal financial officer or principal accounting officer, we will post the amendment or waiver on our website.

The Guidelines and Code of Ethics are each available on the Investor Relations section of our website, which is located at www.doubletake.com, under “Corporate Governance.” The Guidelines are reviewed at least annually by our Nominating and Corporate Governance Committee, and changes are recommended to our Board for approval as appropriate.

Certain Relationships and Related Person Transactions

Transactions in Connection with our Initial Public Offering, Secondary Offering and Resale Registration Statement.  In December 2006, we completed our initial public offering. ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P., ABS Capital Partners IV Offshore L.P. and ABS Capital Partners IV Special Offshore L.P., which we refer to as the ABS Entities, participated in the initial public offering as selling stockholders pursuant to the terms of a registration rights agreement among them and us. The ABS Entities sold an aggregate of 1,525,542 shares in December 2006 for gross proceeds of $15,606,295 and an aggregate of 954,752 shares in January 2007 upon the exercise of the underwriters’ overallotment option for additional gross proceeds of $9,767,113. In connection with the sale of the shares by the ABS Entities in the initial public offering, we paid $20,000 in legal expenses incurred by the ABS Entities pursuant to the terms of a registration rights agreement among us and the ABS Entities. In August 2007, we completed a secondary offering, in which the ABS Entities sold an aggregate of 3,092,750 shares, which amount includes shares sold upon the exercise of the underwriters’ over-allotment option, for aggregate gross proceeds of $49,484,000. In connection with the sale of the shares by the ABS Entities in the August secondary offering, we paid all of the costs, fees and expenses incurred in connection with the secondary offering in the aggregate amount of approximately $612,000. Upon the ABS Entities’ exercise of their rights under the registration rights agreement with us, we filed a registration statement on Form S-3 in January 2008 to register the resale from time to time of 3,184,519 shares, the remaining shares held by the ABS Entities. In connection with the resale registration statement, we paid all of the costs, fees and expenses incurred in effecting the registration of the shares offered in the aggregate amount of approximately $29,000. Mr. Goswami and Ms. Witt are both managing members of the general partner of each of the ABS Entities, and Mr. Goodermote is a non-voting member of the general partner. Mr. Goswami, Ms. Witt and Mr. Goodermote each disclaim beneficial ownership of these shares except to the extent of their respective pecuniary interests.

Double-Take EMEA Acquisition and Agreements with Jo Murciano.   In May 2006, we entered into a share purchase agreement for the acquisition of all of the outstanding shares of Sunbelt System Software S.A.S., from its shareholders, Jo Murciano, who is one of our executive officers, and Sunbelt International S.A.R.L., of which Mr. Murciano is the Managing Director. Sunbelt Systems Software is now known as Double-Take Software S.A.S., or Double-Take EMEA, which was our primary distributor in Europe, the Middle East and Africa. As a result of his former shareholdings in Double-Take EMEA and his interest in Sunbelt International, Mr. Murciano was entitled to receive 62.5% of the amounts we paid in connection with the acquisition of Double-Take EMEA. In addition, in connection with the acquisition, Mr. Murciano became our Vice President of EMEA and President of Double-Take EMEA. In January 2008, Mr. Murciano became our Vice President of International.

Pursuant to the share purchase agreement, we paid $1.1 million to the former shareholders of Double-Take EMEA as the initial payment for the acquisition. The remaining portion of the total purchase price was payable in monthly payments based upon a percentage of the intercompany amounts paid by Double-Take EMEA to us each month in respect of purchases under our intercompany distribution agreement with Double-Take EMEA from the date of the share purchase agreement through December 31, 2007, which we refer to as the earn-out period. The base percentage for the calculation of the earn-out payments is 50% of the intercompany amounts for the month, although this percentage was decreased to 15% once the aggregate payments totaled $10 million. Earn-out payments after the initial payment of $1.1 million were $8.7 million through December 31, 2007. The final earn-out payment of approximately $0.3 million was paid in the first quarter of 2008.

An escrow account was established to hold 20% of our initial $1.1 million payment and 20% of each of our earn-out payments to satisfy claims against the selling shareholders that we may have from time to time as a result of breaches of representations, warranties or covenants through December 31, 2007. We anticipate that the funds in escrow will be released to the former shareholders of Double-Take EMEA in the second quarter of 2008.

The share purchase agreement provides that during the earn-out period we would continue to operate Double-Take EMEA in accordance with its past practices and the intercompany distribution agreement. During the earn-out period Double-Take EMEA also served as our exclusive distributor in Europe and the United Kingdom, subject to exceptions for worldwide licenses that we may have granted and certain agreements with our OEMs. In addition, we agreed that during the earn-out period Mr. Murciano would remain as President of Double-Take EMEA and receive the same compensation that he received prior to the acquisition.

Under our intercompany distribution agreement with Double-Take EMEA, which expired on December 31, 2007, Double-Take EMEA received a 48% discount on all orders for software licenses and internal training services and a 23% discount on all orders for training services that we provide to its customers. In addition, Double-Take EMEA could receive credits of up to 3% of its quarterly sales to be used to fund mutually agreed upon marketing programs. Double-Take EMEA could purchase maintenance contracts for purchased software licenses at 40% off our then-current list price. The intercompany distribution agreement provided for minimum sales goals of orders of new licenses for each quarter in the year ending December 31, 2007 that in the aggregate total $13,390,000. If Double-Take EMEA achieved at least 87.5% of a quarterly goal, it was eligible to receive a rebate on purchases of new software licenses equal to 5% of the list price for those software licenses purchased in that quarter. This rebate could be increased to 7.5% if Double-Take EMEA achieved at least 93.49% of its quarterly goal, and to 10% if it achieved 100% or more of its quarterly goal. In addition, during 2007 if we entered into any worldwide agreements for which we required Double-Take EMEA to provide technical support, we agreed to pay Double-Take EMEA 5% of our then-current list price for each license for which it provided technical support during the first year of the license.

Mr. Murciano is also a director and chief executive officer of Sunbelt Software Distribution, Inc., or Sunbelt Distribution, which is a reseller of our software and services. Mr. Murciano is the beneficial owner of approximately 31% of Sunbelt Distribution, which is also partly owned by Sunbelt International S.A.R.L. In 2007, our sales to Sunbelt Distribution totaled $10.8 million. Sunbelt Distribution continues to serve as a reseller of our software and services.

Under our distribution agreement with Sunbelt Distribution, Sunbelt Distribution receives a 30% discount on all orders for software licenses and internal training services, and a 10% discount on all orders for training services that we provide to its customers. In addition, Sunbelt Distribution receives credits of up to 2% of its total quarterly sales to be used to fund mutually agreed upon marketing programs. Sunbelt Distribution may purchase maintenance contracts for purchased software licenses at 20% off our then-current list price. The distribution agreement provides for minimum quarterly sales goals of orders of new licenses. In 2007 the aggregate of the quarterly sales goal was $8,500,000. If Sunbelt Distribution achieves at least 60% of a quarterly goal, it is eligible to receive a rebate equal to 10% of the aggregate value of licenses sold in that quarter multiplied by the percentage of the quarterly goal achieved. During 2007, Sunbelt Distribution attained 100% of the goals and received 10% of the aggregate value of licenses sold.

Related Person Transactions Policy.  Our Board has adopted a Related Person Transactions Policy. The Related Person Transactions Policy sets forth our policy and procedures for review, approval and monitoring of transactions in which we and “related persons” are participants. Related persons include directors, nominees for director, officers, stockholders owning 5% or greater of our outstanding stock or any immediate family members of the aforementioned. The Related Person Transactions Policy is administered by a committee designated by the Board, which is currently the Audit Committee.

The Related Person Transactions Policy covers any related person transaction that meets the minimum threshold for disclosure in our annual meeting proxy statement under the relevant SEC rules, which is currently, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest. Related person transactions must be approved, ratified or rejected, or referred to the Board, by the Committee. The policy provides that as a general rule all related person transactions should be on terms reasonably comparable to those that could be obtained by us in arm’s length dealings with an unrelated third party. However, the policy takes into account that in certain cases it may be impractical or unnecessary to make such a comparison. In such cases, the transaction may be approved in accordance with the provisions of the Delaware General Corporation Law.

The Related Person Transactions Policy provides that management or the affected director or officer will bring any relevant transaction to the attention of the Audit Committee. Any director who has a direct or indirect material interest in the related person transaction should not participate in the Audit Committee or Board action regarding whether to approve or ratify the transaction. However, we recognize that there may be certain cases in which all directors are deemed to have a direct or indirect material interest in a transaction. In such cases, we may enter into such transaction if it is approved in accordance with the provisions of the Delaware General Corporation Law. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable. All related person transactions will be disclosed to the full Board, in the Company’s proxy statement and other appropriate filings as required by the rules and regulations of the SEC and NASDAQ.

Our Board has determined that any related person transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or an employee having direct supervisory authority over the transaction constituting the related party transaction) or beneficial owner of less than 10% of that company’s equity interests, if the aggregate amount involved does not exceed the greater of $500,000 or 2% of that company’s total annual revenues, shall be deemed to be pre-approved. A summary of any transaction entered into by us pursuant to the pre-approval policy described in this paragraph shall be submitted to the Audit Committee.

In addition, the Related Person Transactions Policy provides that transactions under our distribution agreement with Sunbelt Distribution need not be reviewed in advance but will be reviewed by the Audit Committee on a quarterly basis, and management will provide such information regarding these transactions as the Audit Committee may request.

Board Independence

Our Board believes, and our Guidelines require, that a majority of its members, and all the members of the Audit, Compensation and Nominating and Corporate Governance Committees, should be independent directors. Currently, five of the six members of our Board are independent directors, as defined in the applicable rules for companies traded on NASDAQ. NASDAQ’s independence criteria includes a series of objective tests, such as whether a director is an employee of ours and whether a director has engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Based on this review and consistent with our independence criteria, the Board has affirmatively determined that all of our directors are independent of Double-Take Software and our management, with the exception of Dean Goodermote, who is an employee of Double-Take Software.

In accordance with our Guidelines, the independent members of our Board will hold at least two closed “executive session” meetings each year. A chairperson is selected for each executive session. In general, these meetings are intended to be used as a forum to discuss such topics as the independent directors deem necessary or appropriate, the annual evaluation of the Chief Executive Officer’s performance, the annual review of the Chief Executive Officer’s plan for management succession and the annual evaluation of the performance of the Board.

Meetings of the Board of Directors and its Committees

Information concerning the Board and its three standing committees is set forth below. Each Board committee currently consists only of directors who are not employees of the Company and who are “independent” as defined in NASDAQ’s Marketplace Rules.

The Board and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. The Board held a total of seven meetings during the fiscal year ended December 31, 2007. During that time all directors attended at least 75% of the aggregate number of meetings held by the Board and all committees of the Board on which such director served (during the period which such director served). The Board does not have a formal policy with respect to Board member attendance at annual meetings of stockholders, however our Guidelines express an expectation that Board members will make every effort to attend. Our 2007 annual meeting of stockholders was attended by all of our directors.

The Board of Directors has three standing committees: the Nominating and Corporate Governance Committee; the Compensation Committee; and the Audit Committee. The charters for the Nominating and Corporate Governance, Compensation, and Audit Committees can be accessed electronically in the “Corporate Governance” section on the Investor Relations page of our website at www.doubletake.com.

The Board conducts, and the Nominating and Corporate Governance Committee oversees, an annual evaluation of the Board’s operations and performance in order to enhance its effectiveness. Recommendations resulting from this evaluation are made by the Nominating and Corporate Governance Committee to the full Board for its consideration.

BOARD COMMITTEES AND THEIR FUNCTIONS

The following table describes which directors serve on each of the Board’s standing committees.

	Nominating and
	Corporate
	Governance		Compensation		Audit
Name	Committee		Committee		Committee

Dean Goodermote
Paul D. Birch	X				X	(1)
Ashoke (Bobby) Goswami	X	(1)
John B. Landry			X		X
Laura L. Witt	X		X	(1)
John W. Young			X		X

(1)	Chairman

Audit Committee

The Board has established a separately designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, which met ten times during 2007. The Audit Committee is responsible, among its other duties and responsibilities, for engaging, overseeing, evaluating and replacing our independent registered public accounting firm, pre-approving all audit and non-audit services by that firm, reviewing the scope of the audit plan and the results of each audit with management and our independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of our system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and related financial information we will include in our SEC filings, and exercising oversight with respect to our code of conduct and other policies and procedures regarding adherence with legal requirements. The members of our audit committee are Mr. Birch, who serves as chair of the committee, and Messrs. Landry and Young. The Board has determined that Mr. Birch is an “audit committee financial expert,” as that term is currently defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. During 2007, Mr. Goswami also served on the Audit Committee until May 2007, at which time he stepped down from his position on the committee. The Board has determined that each member of the Audit Committee in 2007 was “independent” as defined in NASDAQ’s Marketplace Rules. Under the rules of the SEC, members of the Audit Committee must also met heightened independence standards under the rules of the SEC. The Board determined that in 2007 each member of the Audit Committee met these heightened independence standards, except for Mr. Goswami. Because Mr. Goswami is a General Partner of ABS Capital Partners, which at the time he was serving on the committee owned greater than 29% of our common stock, the Board did not determine that he met the heightened independence standards for Audit Committee members. In appointing Mr. Goswami to the Audit Committee, the Board relied on the exemption from these standards afforded by Rule 10A-3(b)(iv) of the Securities Exchange Act of 1934. The Board does not believe that Mr. Goswami’s participation in the affairs of the Audit Committee adversely affected the Audit Committee’s ability to act independently or to satisfy the requirements of the SEC rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for recommending candidates for election to the Board. The Nominating Committee is also responsible for making recommendations to the Board or otherwise acting with respect to corporate governance matters, including board size and membership qualifications, recommendations with respect to director resignations tendered in the event a director fails to achieve a majority of votes cast in favor of his or her election, new director orientation, committee structure and membership, succession planning for officers and key executives, and communications with stockholders, among other duties and responsibilities. The members of our Nominating Committee are Mr. Goswami, who serves as chair of the committee, Mr. Birch and Ms. Witt. The Board has determined that each member of the Nominating Committee is “independent” as defined in NASDAQ’s Marketplace Rules. The Nominating Committee met twice during 2007.

Compensation Committee

The Compensation Committee is responsible, among its other duties and responsibilities, for establishing the compensation and benefits of our executive officers, monitoring compensation arrangements applicable to our executive officers for consistency with corporate objectives and stockholders’ interests, reviewing and evaluating director compensation, and administering our incentive compensation plans and equity-based plans for our employees and directors.

Mr. Goodermote works with the Compensation Committee in developing our compensation structure. As described in more detail in the Compensation Discussion and Analysis below with respect to our named executive officers, he also typically makes recommendations to the Compensation Committee for the compensation amounts and awards for the other executive officers. Pursuant to its charter, the Compensation Committee may delegate its authority to subcommittees, as it deems appropriate consistent with applicable laws, rules and regulation; provided that any subcommittees must report any actions taken by it to the whole Compensation Committee at its next regularly scheduled meeting. To date, the Compensation Committee has not delegated any of its authority to any subcommittees.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultants to be used to assist the Committee in the review and evaluation of executive officer and director compensation. The Compensation Committee did not engage any compensation consultants in 2007.

The members of our Compensation Committee are Ms. Witt, who serves as chair of the committee, and Messrs. Landry and Young. The Board has determined that each member of the Compensation Committee is “independent” as defined in NASDAQ’s Marketplace Rules. The Compensation Committee met eight times during 2007.

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Criteria for Nomination to the Board

The Nominating Committee has a policy for considering candidates submitted by Double-Take Software stockholders, as well as candidates recommended by directors and management, for nomination to the Board. Pursuant to this policy, the Nomination Committee evaluates candidates submitted by stockholders in the same manner as other candidates identified to the Nominating Committee. The goal of the Nominating Committee is to assemble a Board that offers a variety of perspectives, knowledge and skills derived from high-quality business and professional experience. The Nominating Committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. The Nominating Committee has generally identified nominees based upon suggestions by outside directors, management and executive recruiting firms.

Director Qualifications.  To be considered by the Nominating Committee, a director nominee must meet the following minimum criteria:

•	have the highest personal and professional integrity;

•	have a record of exceptional ability and judgment;

•	have skills and knowledge useful to our oversight;

•	be able and willing to devote the required amount of time to our affairs, including attendance at Board and committee meetings;

•	have the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of our stockholders;

•	may be required to be a “financial expert” as defined in Item 401 of Regulation S-K; and

•	be free of any personal or professional relationships that would adversely affect their ability to serve our best interests and those of our stockholders.

Our Bylaws require that the Board or a committee of the Board shall not nominate any incumbent director who, as a condition to such nomination, does not submit a conditional and, in the case of an uncontested election, irrevocable letter of resignation to the Chairperson of the Board. If an incumbent nominee is not elected, the Nominating Committee will promptly consider such director’s conditional resignation and make a recommendation to the Board regarding the resignation. Each person nominated for election to the Board at the Annual Meeting as described below under Proposal 1 has submitted the conditional letter of resignation as required by our Bylaws.

The Nominating Committee and, as needed, a retained search firm, will screen Board candidates, perform reference checks, prepare a biography for each candidate for the Nominating Committee to review and conduct interviews. The Nominating Committee and our Chief Executive Officer will interview candidates that meet our director nominee criteria, and the Nominating Committee will recommend to the Board nominees that best suit the Board’s needs.

Director Nomination Process

The Nominating Committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may also nominate persons to be elected as directors. If a stockholder wishes to nominate a person for election as director, he or she must follow the procedures contained in our bylaws and satisfy the requirements of Regulation 14A of the Securities Exchange Act of 1934. To nominate a person to stand for election as a director at the annual meeting of stockholders, our Corporate Secretary must receive such nominations at our principal executive offices 60 days before the meeting, unless stockholders receive less than 75 days’ notice or prior public disclosure of the date of the meeting, in which case notice must be received no later than the close of business on the tenth day following the notice or public disclosure of the meeting, to ensure adequate time for meaningful consideration by the committee. Each submission must include the following information:

•	the name and address of the stockholder making the nomination;

•	the full name and address of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons;

•	if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by that stockholder;

•	such other information regarding each candidate as would be required to be included in a proxy statement under the SEC’s proxy rules if the candidate had been nominated by the Board; and

•	if applicable, the consent of each nominee to serve as a director if elected.

Additional information regarding requirements for stockholder nominations for next year’s annual meeting is described in this proxy statement under “General Matters — Stockholder Proposals and Nominations.”

Contacting the Board of Directors

Stockholders wishing to communicate with our Board may do so by writing to any of the Board, Chairperson of the Board, or the non-management members of the Board as a group, at:

Double-Take Software, Inc.
257 Turnpike Road, Suite 210
Southborough, MA 01772
Attn: Corporate Secretary

Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other correspondence will be referred to the relevant individual or group. All correspondence is required to prominently display the legend “Board Communication” in order to indicate to the Secretary that it is communication subject to our policy and will be received and processed by the Secretary’s office. Each communication received by the Secretary will be copied for our files and will be promptly forwarded to the addressee. The Board has requested that certain items not related to the Board’s duties and responsibilities be excluded from its communication policy. In addition, the Secretary is not required to forward any communication that the Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. However, the Secretary will maintain a list of each communication subject to this policy that is not forwarded, and on a quarterly basis, will deliver the list to the Chairperson of the Board.

Board Member Resignation

On March 10, 2008, Laura Witt notified us that she would not stand for re-election to our Board of Directors at the Annual Meeting. Ms. Witt has served on the Board since 2002 and currently serves as a member of the following standing Board committees: the Nominating and Corporate Governance Committee and the Compensation Committee, of which she is the Chairperson. Ms. Witt and her leadership have been important to our success. Ms. Witt will serve the remainder of her term as a director, which ends at the Annual Meeting, at which point the size of the Board will be fixed at five members.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Bylaws provide that our Board shall be comprised of not less than three nor more than fifteen directors, with the exact number to be fixed by resolution of the Board. The Board has fixed the authorized number of directors at five directors effective at our Annual Meeting. Our nominees for the election of directors at the Annual Meeting include four independent non-management directors and one member of our senior management. Each director is elected to serve a one-year term, with all directors subject to annual election. At the recommendation of the Nominating Committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on May 23, 2008: Dean Goodermote, Paul D. Birch, Ashoke (Bobby) Goswami, John B. Landry, and John W. Young. All nominees are currently serving on the Board.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies FOR the election of each nominee named in this section. Proxies submitted for the Annual Meeting can only be voted for those nominees named in this Proxy Statement. If, however, any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by the Board, or the Board may reduce the size of the Board. Each nominee has consented to serve as a director if elected, and the Board does not believe that any nominee will be unwilling or unable to serve. Each director will hold office until his or her successor is duly elected and is qualified or until his or her earlier death, resignation or removal.

Nominees for Director

The names of each nominee for director, their ages as of March 31, 2008, and other information about each nominee is shown below.

			Director
Nominee	Age	Principal Occupation	Since

Dean Goodermote	54	Chairperson of the Board of Directors and Chief Executive Officer	2005
Paul D. Birch	49	Director/Private Investor/Business Owner	2006
Ashoke (Bobby) Goswami	44	General Partner, ABS Capital Partners	2002
John B. Landry	60	Managing Director, Lead Dog Ventures, LLC.	2006
John W. Young	55	Vice President of Asset Management Development, IBM Software Group, a division of IBM Corporation	2003

Dean Goodermote joined Double-Take Software in March of 2005 as President, Chief Executive Officer and Chairperson of the board of directors. Since July 2004 he has also served as Chief Executive Officer of Grid-Analytics LLC, a concept-stage company he founded focused on aggregated research. From September 2001 to

March 2005, Mr. Goodermote served as a Venture Partner of ABS Capital Partners. From September 2000 to August 2001, Mr. Goodermote was Chairman and Chief Executive Officer of Clinsoft Corporation, a developer of software for clinical research. From 1997 to August 2001, Mr. Goodermote was Chairman and President of Domain Solutions Corporation, a software developer for enterprise applications and the parent of Clinsoft. From May 2000 until December 2001, Mr. Goodermote founded and was Chief Executive Officer and then the Chairman of IPWorks, Inc., a developer of internet address management software. From August 1996 to May 2000, Mr. Goodermote was Chief Executive Officer and President of Process Software Corporation, a developer of Internetworking software. From August 1986 to February 1997, Mr. Goodermote served in various positions, including eventually President and Chairman, of Project Software and Development Corporation, later known as MRO Software, Inc., a provider of software-based asset and service management solutions.

Paul D. Birch has served on the Board of Double-Take Software since September 2006. Mr. Birch has been a private investor and business owner since August 2003. From September 2000 to July 2003, Mr. Birch held the following positions with Geac Computer Corporation Limited, a global provider of business-critical software applications and systems: December 2001 to July 2003, President, Chief Executive Officer, July 2001 to December 2001, Chief Operating Officer and Chief Financial Officer, September 2000 to July 2003, Director. From July 2001 until August 2002, Mr. Birch served as President of Geac Enterprise Solutions, Americas. From March 2000 to July 2001, Mr. Birch was the Chief Operating Officer, Chief Financial Officer, Treasurer and a Director of Escher Group, Ltd. From February 1991 to February 2000, Mr. Birch was the Chief Financial Officer, Treasurer and a Director of MRO Software, Inc. From November 1985 to February 1991 Mr. Birch served as a Tax Manager at PriceWaterhouseCoopers LLP, and as a Tax Manager with Arthur Anderson & Co. from 1980 to October 1985. Mr. Birch currently serves on the board of CommonAngels, Inc., nimbit, Inc., and Emerson Hospital.

Ashoke (Bobby) Goswami has served on the Board of Double-Take Software since 2002. Mr. Goswami is a general partner of ABS Capital Partners, a private equity firm that he joined in 2001. Prior to joining ABS Capital Partners, Mr. Goswami served as an investment banker with Alex. Brown, Merrill Lynch and Goldman Sachs. Previously, Mr. Goswami spent four years in the systems practice at Andersen Consulting.

John B. Landry has served on the Board of Double-Take Software since September 2006. Mr. Landry serves as Managing Director of Lead Dog Ventures LLC, a private technology investment firm he founded in 2005. From January 2001 to December 2007 he served as Chief Technology Officer and Chairman of the Board of Directors of Adesso Systems, Inc., a provider of mobile enterprise software and services. From January 2002 to July 2003, Mr. Landry served as the founder, Chairman and Chief Technology Officer of Adjoin Solutions, Inc. From February 1999 to June 2000, he was Chief Technology Officer and Chairman of the Board of Directors of AnyDay.com, Inc. From August 1995 to December 2000, Mr. Landry served as Vice President of Technology Strategy of International Business Machines Corporation. Prior to joining International Business Machines Corporation, Mr. Landry served as Senior Vice President, Development and Chief Technology Officer of Lotus Development and as a Senior Vice President and Chief Technology Officer at Dun & Bradstreet, Cullinet Software, Distribution Management Systems, and McCormack & Dodge. Mr. Landry currently serves on the Board of Overseers of Babson College and the Museum of Science — Boston.

John W. Young has served on the Board of Double-Take Software since June 2003. Mr. Young has been Vice President, Asset Management Development, IBM Software Group, a division of International Business Machines Corporation since October 2006. He served as Executive Vice President, Products & Technology for MRO Software, Inc. from 1998 until it was acquired by IBM in October 2006. From 1995 to 1998, he served as Vice President of Research and Development at MRO Software and from 1992 to 1995 he was Director of Product Management at MRO Software. From 1988 to 1992, Mr. Young served as Vice President of Sales for Comac Systems Corporation, an application software company.

Required Vote and Board Recommendation

In order to be elected as a director, a nominee must be elected by a majority of the votes cast with respect to such nominee at the Annual Meeting. A majority of the votes cast means that the number of shares of common stock voted FOR a nominee must exceed 50% of the votes cast with respect to that nominee. Stockholders do not have the right to cumulate their votes in the election of directors. If an incumbent nominee in an uncontested election such as the election to be held at the Annual Meeting fails to be elected, the incumbent nominee will continue in office and the Board will consider whether to accept the nominee’s earlier submitted conditional resignation. If the resignation is not accepted the incumbent nominee may continue in office until a successor is elected.

THE BOARD RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF
THE SIX NOMINATED DIRECTORS

Director Compensation

Each non-employee director is compensated for his or her service as shown in the chart below:

Schedule of Director Fees
December 31, 2007

Compensation Item	Amount(1)

Annual Retainers
Board	14,000	(2)
Audit Committee Chair	5,000
Per meeting fees (Board and Committee)	2,000	(3)

(1)	Each non-employee director, upon their initial appointment to the Board, is entitled to receive an option to purchase 25,000 shares of our common stock, which option has a one-year vesting period.

(2)	Each non-employee director is entitled to receive an annual option grant to purchase 12,500 shares of our common stock, which option has a one-year vesting period.

(3)	Non-employee directors are entitled to receive $1,000 for each meeting attended by telephone conference. Directors do not receive per meeting fees for Committee meetings that occur on the same day as a Board meeting for which they received a fee.

The following table summarizes the compensation paid to our non-employee directors during 2007:

Director Compensation for Fiscal Year-End
December 31, 2007

	Fees Earned or	Option
	Paid in Cash	Awards(2)	Total
Name(1)	($)	($)	($)

Paul D. Birch	42,000	358,848	400,848
Ashoke (Bobby) Goswami(3)	—	—	—
John B. Landry	40,000	358,848	398,848
Laura L. Witt(3)	—	—	—
John W. Young	43,000	214,287	257,287

(1)	See the Summary Compensation Table in the Executive Compensation section of this Proxy Statement for disclosure related to Mr. Goodermote who was a named executive officer of the Company during 2007.

(2)	Amounts represent the dollar amount recognized for financial statement reporting purposes for each director during 2007, as computed in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments” (“FAS 123R”), other than disregarding any estimates of forfeitures relating to service-based vesting conditions. See Note J[4] of the consolidated financial statements in our Annual Report for the year ended December 31, 2007 regarding assumptions underlying the valuation of equity awards. Each of Messrs. Birch, Landry and Young were granted 12,500 options on May 8, 2007, which had a grant date fair value of $12.92 per share for an aggregate grant date fair value of $161,484.

As of December 31, 2007, the aggregate number of vested and unvested stock awards outstanding for each of our non-employee directors was as follows:

	Vested	Unvested

Paul D. Birch	35,430	12,500	(i)
John B. Landry	21,266	12,500	(i)
John W. Young	35,714	12,500	(i)

(i)	Each of Messrs. Birch, Landry and Young were issued 12,500 options to purchase common stock on May 8, 2007 under the 2006 Omnibus Incentive Plan, at a price per share of $17.42, which options are scheduled to vest in full on May 8, 2008.

(3)	Mr. Goswami and Ms. Witt, who are general partners of ABS Capital Partners, have waived receipt of compensation for board service.

Stock Ownership Guidelines.  Each non-employee director is expected to have a financial stake in the Company to help align the director’s interests with those of the Company’s stockholders. To meet this objective, it is the policy of the Board to have a meaningful portion of the total compensation of non-management directors provided and held in common stock, stock options, restricted stock units or other types of equity-based compensation.

Other.  The Company reimburses all directors for travel and other reasonable and necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s directors’ and officers’ indemnity insurance policies.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis provides information regarding the objectives and elements of our compensation philosophy and policies for the compensation of our executive officers that appear in the Summary Compensation Table below. These executives include:

•	Dean Goodermote, our President, Chief Executive Officer and Chairman of the Board of Directors;

•	S. Craig Huke, our Chief Financial Officer;

•	Robert L. Beeler, our Vice President of Engineering;

•	Daniel M. Jones, our Vice President of Sales and Marketing; and

•	Jo Murciano, our Vice President of International and President of Double-Take EMEA.

We refer to these individuals collectively as our named executive officers, or NEOs.

The compensation committee is responsible for implementing our executive compensation policies and programs and works closely with Mr. Goodermote. The compensation committee operates pursuant to a charter approved by the Board of Directors. More information on the committee’s processes and procedures can be found above under the heading “Compensation Committee.”

Philosophy and Objectives of Double-Take Software’s Executive Compensation Programs

Overview

Our overall Company-wide compensation philosophy, which is also applicable to our NEOs, is to provide competitive levels of compensation that reflect the level of capability and effort required to achieve our annual and long-term goals, while at the same time keeping our compensation program both tied to our performance and simple and straightforward.

•	Focus on Growth and Earnings. We strive to provide compensation that is directly related to the achievement of our continued growth and increased earnings.

•	Simple and Straightforward Incentives. We seek to minimize the complexity of our compensation policies and practices and to maximize our employee’s understanding of each element of compensation and what is required of them to achieve the highest level of compensation.

In implementing this philosophy for our NEOs, we award compensation to meet our three principle objectives of (i) aligning executive compensation with our Company’s performance goals, (ii) using equity-based awards in an effort to further align executives’ and stockholders’ interests, and (iii) setting compensation to assist us in attracting and retaining qualified executives.

Reflect Performance Goals

As part of our executive compensation program, we reward the achievement, and surpassing, of corporate goals. Our annual incentive program is designed to reward participants for the achievement of company-wide performance goals by providing cash awards that are paid if Company-wide goals are met. We believe that because a significant portion of awards are tied to Company-wide growth and earnings goals, our officers are rewarded for superior Company performance in the areas that we feel are most directly related to increasing shareholder value. Similarly, we believe that the use of annual performance goals provides our executive officers with a straightforward reward. If the Company does well, so will they.

Utilize Equity-Based Awards

Our compensation program uses equity-based awards that vest based on continued service, the value of which is contingent on the Company’s longer-term performance, in order to provide our NEOs with a direct incentive to seek increased shareholder returns. Our shareholders receive value when our stock price increases, and by using equity-based awards our NEOs also receive increased value when our stock price increases and decreased value when it decreases. We believe that equity-based awards that vest based on continued service also exemplify our philosophy of having a straightforward structure by reminding NEOs that a measure of long-term corporate success is increased shareholder value over time.

Attract and Retain Qualified Executives

We believe that the supply of qualified executive talent is limited and have designed our compensation programs to help us attract qualified candidates by providing compensation that is competitive within the software industry and the broader market for executive talent. Perhaps more importantly, we believe that the design of our executive compensation programs is important in helping us to keep the qualified executives that we currently have. Our executive compensation policies are designed to assist us in attracting and retaining qualified executives by providing competitive levels of compensation that are consistent with the executives’ alternatives.

Elements of Compensation

The elements of our compensation program include cash compensation, which is comprised of base salary and annual incentive awards pursuant to our Executive Bonus Plan, and equity compensation pursuant to our long-term incentive plan. Mr. Goodermote typically makes recommendations to the compensation committee for the other NEOs on the amount of target cash compensation and equity awards, within parameters determined by that committee.

In setting each of the elements of our compensation program for 2007, other than for Mr. Murciano, the compensation committee considered the compensation levels for our NEOs in 2006, the respective performances of each of our NEOs in 2006, their respective responsibilities, their number of reports, and what the committee believed was required based on the marketplace for executive talent, as well as the fact that we completed our initial public offering in November 2006. In evaluating what was required based on the marketplace for executive talent, the members of our compensation committee considered other information of which they were aware, based on their collective experience. The members of our compensation committee also reviewed data from the US benchmark database from Mercer Human Resource Consulting in connection with considering our compensation levels. We discuss in more detail the primary factors that affected each NEO’s particular elements of compensation for 2007 below.

Mr. Murciano joined us in 2006 as a result of our acquisition of Double-Take EMEA. His compensation plan for 2006 and 2007 was established at that time in connection with the acquisition and is discussed further below. The discussion below of the cash compensation element of our compensation program does not include a discussion of Mr. Murciano’s compensation.

Cash Compensation

Cash compensation is an integral part of compensation for our NEOs. The compensation committee considers both base salary and targeted annual incentive pay together to set targeted total cash compensation. Because Mr. Jones also takes part in a sales commission program, described further below, the compensation committee also takes into account amounts that he may receive under that program when setting his targeted total cash compensation.

When balancing the two components of our targeted total cash compensation, we believe that it is important to have a significant amount of compensation consist of fixed and liquid compensation in the form of base salary to provide our NEOs with a level of assurance of compensation. However, given our focus on performance, we believe that it is important to also have a strong incentive pay component when compared to what we believed was the norm at other companies in our industry. Accordingly, in 2007, the targeted annual incentive pay comprised approximately 43% of the aggregate amount of base salary and targeted annual incentive pay for Messrs. Beeler and Huke and approximately 44% for Mr. Jones. Mr. Goodermote’s targeted annual incentive pay comprised approximately 33% of the aggregate amount of base salary and targeted annual incentive pay. Mr. Goodermote’s percentage is set at a lower level of his total compensation based on the relatively higher level of his base salary, which was negotiated when he became our Chief Executive Officer in 2005. We believe that this proportion of annual incentive pay for our NEOs comprises a relatively high percentage of total cash compensation and represents approximately the same percentages used in 2006.

Base Salary

In 2007, base salary amounts were increased by approximately 4% for each of Mr. Huke and Mr. Beeler, by approximately 3.5% for Mr. Jones and by approximately 3% for Mr. Goodermote. The increases for the NEOs other than Mr. Goodermote are generally consistent with Mr. Goodermote’s recommendations, which recommendations were based on the compensation committee’s determination that the base salary levels were generally already set at appropriate levels, but that a modest increase was appropriate to reflect annual cost of living increases. The increase for Mr. Jones was slightly lower in recognition of the fact that he was also expected to have significant amounts of compensation as a result of his participation in commission programs. The committee determined that a modest cost of living increase was appropriate for Mr. Goodermote, although he had not requested an increase in his compensation.

Annual Incentive Pay

Annual incentive pay is awarded pursuant to the terms of our Executive Bonus Plan, which is the same structure that is used for most of our non-commission based employees. The Executive Bonus Plan is designed to reward our NEOs for achieving company-wide targets based on our 2007 operating budget approved by the Board of Directors. The Executive Bonus plan provides significantly reduced rewards for missing those numbers and moderately increased rewards for exceeding those numbers. In 2007, the two targets were based on achieving net revenues of approximately $82.3 million and operating profit of approximately $15.1 million. Operating profit is calculated as revenue less cost of revenue and operating expenses and excludes stock-based compensation expenses related to FAS 123R and extraordinary charges identified by the compensation committee, which in 2007 included expenses related to our acquisition of TimeSpring Software Corporation. We selected these measures because we believe that they reflect our philosophy of rewarding our executives for growth and earnings. We believe that one of the attractive aspects of our company to investors is the potential for revenue growth, and so we have selected net revenue as the best measure to provide an incentive to our executives to achieve revenue growth. Similarly, we believe that investors are focused on increasing earnings and that operating income is a good proxy for earnings that is within the control of management. Both of these measures have the advantage of also being straightforward targets on which our executives can focus. We expect to continue our practice of setting these targets on the high end of realistically achievable goals.

The total targeted annual incentive pay amount for each NEO is divided into five equal sub amounts, one for each quarter’s performance and one for the year-end performance. Each of the quarterly and year-end sub-amounts is divided equally based on achievement of the net revenue and operating profit objectives. Thus, 10% of the total bonus is targeted at each quarter’s net revenue, each quarter’s operating profit, the year-end revenue, and the year-end operating profit. If a quarterly target is missed, it cannot be recouped based on future performance. We divide the total annual incentive pay into these five portions because we believe that it leads to consistent efforts to provide superior performance throughout the year.

Target payments for achieving quarterly and annual revenue targets are increased proportionately by the amount each performance goal is exceeded subject to a cap of 20% above the goal. To the extent that the net revenue target is exceeded by more than 20%, the payments for the net revenue target will be increased proportionately by the amount each target is exceeded, but only to the extent that the operating profit target for the period in which the bonus is being paid has been exceeded by a proportionate amount or greater. (By way of illustration, for a revenue payment to be paid at 135% of target in the first quarter, operating profit would have to exceed its target for that quarter by 135% or more.) Payments for achieving operating profit targets are increased proportionately by the amount each target is exceeded subject to a cap of 20% above the operating profit target sub-bonus. We believe that achievement of goals at these levels represents superior performance by the Company and feel that our NEOs should be compensated for exceeding our goals. However, we believe that above 120% achievement of each goal, it is appropriate to limit the additional amounts to be paid based on exceptionally high current period profits, and to reward exceptionally high revenue only to the extent that incremental revenue has generated expected incremental profits.

In the event that the net revenue and operating profit targets are not met, we determined to award each executive with 60% of his target payout at achievement of 92.5% of each target. The payments are increased proportionately between 92.5% and 100% (that is, each percentage point increase between 92.5% and 100% achievement increases the payment by 5.3%). We selected 92.5% of the goals as the threshold for performance because we believed that performance at this level would be satisfactory to reward our NEOs, but that the amounts of their rewards should be significantly reduced. The 92.5% in 2007 reflects an increase from the 2006 level of 87.5%. We determined to increase the threshold level to reflect the higher standards of performance appropriate to a public company.

Other Cash Compensation

In addition to the cash compensation described above, Mr. Jones, as our Vice President of Sales and Marketing, also participates in our sales commission plan. Mr. Jones’ target sales commission in 2007 was $210,000, which is the same level at which it was set in 2006. In 2007, Mr. Jones also had an additional cash incentive of $45,000 that was payable in escalating quarterly payments that were tied to meeting consecutive quarterly sales objectives under the sales commission plan. We implemented the quarterly sales objective incentive for Mr. Jones in 2007 at the recommendation of Mr. Goodermote in order to provide Mr. Jones a significant additional incentive for consistent achievement of the quarterly sales increases in his commission plan, which reflects quarter over quarter performance that we believe is important to our shareholders and the investing community.

In addition to the cash compensation described above, Mr. Huke received a $25,000 bonus in 2007 as the final payment pursuant to a retention plan agreed to in 2005 at a time when there were other changes to our senior management.

Long-Term Incentive Plan

2007 Equity Awards

In 2007, we used stock options under our long-term incentive plan (the “LTI Plan”) to provide an incentive to our NEOs to produce results that will lead to long-term company performance. As described above, we believe that a substantial portion of NEOs compensation should be in the form of equity awards in order to align the interests of the NEOs and our stockholders. We selected stock options as the form of award under our LTI Plan because they represent a straightforward mechanism for rewarding achievement of increases in long-term shareholder value and because stock options require an increase in stock price to have value to the NEO. We also believed that use of stock options was consistent with compensation practices of other software companies, including recently public companies. They are also easy to understand and thus support our objectively of utilizing straightforward compensation.

In 2007, our compensation committee reviewed data from the US benchmark database from Mercer Human Resource Consulting on long-term incentives, and our option valuation model, which uses a Black-Scholes methodology comparable to the data that was reviewed. The data was used to help provide context to the compensation committee’s decision-making process. In deciding the size of option awards, the compensation committee established a number of options to be granted to the NEOs after determining an amount of shares to be used for the option awards based on the percentage of our outstanding equity that those shares represented. The compensation committee also considered the vested and unvested equity ownership of the members of the executive team, and noted that ongoing vesting of equity incentives is a desirable retention tool.

For Mr. Goodermote’s equity award, the compensation committee considered the performance of Mr. Goodermote, which it assessed as being strong and meriting long-term incentive compensation in excess of the median of the data reviewed. The compensation committee determined that the option award for Mr. Goodermote should be for 70,000 shares, or approximately 0.3% of our fully diluted equity. The compensation committee also requested that Mr. Goodermote provide recommendations to allocate an aggregate pool of 85,000 options among the six other executives of the Company. The decision on the size of these awards was part of the compensation committee’s overall determination that approximately 1.75% of our fully diluted equity should be granted over the course of the year to all existing employees, including executives, but not including initial grants made to new hires. Mr. Goodermote’s recommendations for the size of equity awards pursuant to the LTI Plan were then reviewed, including his request to reduce the size of his award. The compensation committee considered Mr. Goodermote’s recommendations and granted options within the framework that it had established at levels that were based on the executive’s position, responsibilities and past performance. The compensation committee did not reduce Mr. Goodermote’s grant as requested by him because of its belief that it is important to our shareholders and our company that Mr. Goodermote have a significant unvested equity interest.

Grants of stock options to our NEOs typically vest monthly based on service to the company over four year terms from the date of grant. We selected four years because of our belief that the market standard was three to four years and that by selecting four years we were providing the maximum retention benefit.

Mr. Murciano’s Compensation Elements

In 2007, Mr. Murciano received a relatively low salary, and he participated in a commission plan used for the top executives of Double-Take EMEA and based on the profits of Double-Take EMEA. Mr. Murciano also continued to receive certain perquisites to which he had been entitled prior to our acquisition of Double-Take EMEA, including payment of a country club membership and a car allowance. As noted above, Mr. Murciano participated in the LTI Plan together with our other executive officers.

Mr. Murciano’s compensation plan was established in connection with our acquisition of Double-Take EMEA, which is when Mr. Murciano joined our company. In the acquisition we agreed to an earn-out period that ran through December 31, 2007, and we agreed that during that period Mr. Murciano would remain as President of Double-Take EMEA or the shareholders of Double-Take EMEA would be entitled to certain payments. We also agreed that during the earn-out period Mr. Murciano would continue to be compensated in the same manner as prior to the acquisition. We determined that it was appropriate to approve the compensation plan for Mr. Murciano as a material term of the acquisition and because the actual compensation arrangements were consistent with both our general compensation philosophy and our practice of having a strong incentive component.

Equity Grant Practices

Grants of equity awards are generally made to our NEOs at one time each year pursuant to the LTI Plan, intended to coincide with the completion of performance reviews. We also occasionally make grants of equity awards to NEOs at other times, including in connection with the initial hiring of a new officer and the promotion of officers.

In 2007, all of our option awards were made at the closing price of our common stock on the date of grant on the NASDAQ Global Market. We typically time equity awards to be effective three days after the release of our earnings, which is often after the actual date of compensation committee action, or on the date of the compensation committee action if the award is made during open trading windows under our insider trading plan.

Employment Agreements and Post-Termination Compensation

Prior to 2007, we entered into employment letter agreements with our executive officers, other than Mr. Beeler, Mr. Murciano and a third executive officer. For Mr. Beeler and the third executive officer, we had entered into a non-competition and severance agreement. As discussed above, the terms of Mr. Murciano’s employment were set in connection with the acquisition of Double-Take EMEA. The agreements entered into prior to 2007 were executed at various times to assist in attracting or retaining the executive officers. The agreements provided for various terms and conditions and resulted in disparate treatment among our officers, particularly with regard to severance payments. In 2007, it became apparent that having some consistency among our executive officers with respect to severance was beneficial from a fairness and parity perspective, as well as from a retention perspective as we continued to believe that severance arrangements are important to help in retaining our NEOs due to the prevalence of similar provisions in the market in which we compete for executives.

In 2007, we entered into severance agreements with each of our NEOs, other than Mr. Beeler, with whom we entered into a restated non-competition and severance agreement, and Mr. Murciano, who during 2007 was not generally considered with the other executive officers on compensation and employment matters. The agreements provide generally that if we terminate the NEOs employment without cause, then the executive is entitled to receive one year’s severance if he abides by a non-competition agreement. Mr. Beeler’s agreement also provides that he is entitled to severance if he terminates his employment for good reason. Our employment letter agreements with Mr. Goodermote and Mr. Huke also provide for accelerated vesting of their equity awards in the event of a change in control.

Additional information regarding these agreements, including a definition of key terms and a quantification of benefits that would be received by these officers had termination occurred on December 31, 2007, is found below under the heading “Potential Payments On Termination or Change in Control.”

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders) that is established by a committee that consists only of “outside directors” as defined for purposes of Section 162(m). Currently, all members of the compensation committee qualify as “outside directors.” We intend to consider the potential long-term impact of Section 162(m) when establishing compensation, and we expect to qualify our compensation programs as performance-based compensation within the meaning of the Internal Revenue Code to the extent that doing so remains consistent with our compensation philosophy and objectives. In 2007, the levels of our compensation programs, other than our equity awards, which are by their nature performance based and fully deductible, were not at levels high enough to implicate concerns over the deductibility of our compensation programs for Section 162(m) purposes.

Compensation Committee Report

The compensation committee reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on its review and discussions with the Company’s management, the Compensation Committee recommended that the CD&A be included in the Company’s Proxy Statement and in the Company’s Annual Report on Form 10-K (including by incorporation to the Proxy Statement).

Compensation Committee (April 14, 2008)

Laura Witt (Chairperson)
John Landry
John Young

Compensation Tables

Summary Compensation Table
for Fiscal Year End December 31, 2007

The following table summarizes the compensation of our named executive officers, or NEOs, for the fiscal year end December 31, 2007. The NEOs are our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below.

						Stock	Option	Non-Equity
						Awards	Awards	Incentive Plan
Name and Principal Position	Year	Salary ($)		Bonus ($)		($)(1)	($)(1)	Compensation(2)		Other		Total ($)

Dean Goodermote	2007	349,615		—		—	444,777	189,960		2,000	(5)	986,352
President, Chief Executive Officer and Chairman of the Board of Directors	2006	340,000		15,000	(2)	3,240,838	544,284	178,951		—		4,319,073
S. Craig Huke	2007	207,692		25,000	(3)	—	46,690	173,678		2,000	(5)	455,060
Chief Financial Officer	2006	200,000		75,000	(3)	—	7,682	167,767		—		450,449
Robert L. Beeler	2007	172,746		—		—	37,067	144,370		2,000	(5)	356,183
Vice President of Engineering
Daniel M. Jones	2007	368,144	(4)	—		—	46,216	181,772	(6)	6,800	(7)	602,932
Vice President of Sales and Marketing	2006	379,475	(4)	—		—	8,780	132,116		—		520,371
Jo Murciano	2007	67,270		—		—	74,375	352,850		58,337	(8)	552,832
Vice President of International

(1)	Amounts represent the dollar amount recognized for financial statement reporting purposes for each executive officer during the respective fiscal year as computed in accordance with the provisions of FAS 123R other than disregarding any estimates of forfeitures relating to service-based vesting conditions. See Note J[4] of the consolidated financial statements in our Annual Report on Form 10- K for the year ended December 31, 2007 regarding assumptions underlying the valuation of equity awards. These awards are not subject to service-based vesting conditions.

(2)	Amount was paid pursuant to Mr. Goodermote’s original employment letter agreement as a bonus upon completion of one year of service.

(3)	Amount in 2007 represents retention bonus pursuant to Mr. Huke’s employment letter agreement. Amount in 2006 was paid as (i) two $25,000 retention bonuses pursuant to Mr. Huke’s employment letter agreement, and (ii) a one-time board-approved bonus of $25,000.

(4)	Amounts in 2007 consists of $162,788 base salary and $205,356 of sales commissions and $157,356 of base salary and $222,119 of sales commissions in 2006.

(5)	Amount represents our contribution to the Company’s 401(k) Plan.

(6)	Amount represents $136,772 of annual incentive pay pursuant to our Executive Bonus Plan and $45,000 paid upon achievement of Mr. Jones’ quarterly sales objective, each as described in the Compensation discussion and Analysis above.

(7)	Amount consists of (i) our $2,000 employer contribution to the Company’s 401(k) Plan and (ii) $4,800 car allowance pursuant to Mr. Jones’ employment letter agreement.

(8)	Amount consists of (i) our $28,602 employer contribution to retirement plan; (ii) $21,923 car allowance; and (iii) $7,812 country club dues all pursuant to Mr. Murciano’s employment agreement discussed in the compensation discussion and Analysis above and in Certain Relationships and Related Persons Transactions.

Grants of Plan-Based Awards
for Fiscal Year End
December 31, 2007

		Estimated Future Payouts Under				All Other Option
		Non-Equity Incentive Plan Awards(1)				Awards: Number of	Exercise or Base
		Threshold	Target		Maximum	Securities Underlying	Price of Option
Name	Grant Date	($)	($)		($)	Options (#)(2)	Awards ($/Sh)(3)

Dean Goodermote	04/30/2007					70,000	16.77
		105,000	175,000		210,000
S. Craig Huke	04/30/2007					17,000	16.77
		96,000	160,000		192,000
Robert L. Beeler	04/30/2007					13,000	16.77
		79,800			133,000	159,600
Daniel M. Jones	04/30/2007					16,000	16.77
		75,600	126,000		151,200
		—	45,000	(4)	45,000
Jo Murciano	04/30/2007	—	352,850	(5)	—	12,000	16.77

(1)	Except as noted in footnotes to specific amounts, these columns show the range of cash payouts targeted for 2007 performance under the Double-Take Software, Inc. Executive Compensation Plan 2007. For a discussion of the performance metrics applicable to these awards, see the above-referenced section of the Compensation Discussion and Analysis. For the actual amounts paid pursuant to this plan, see the Non-Equity Incentive Compensation column of the Summary Compensation Table above.

(2)	The options shown in this column vest at a rate of 1/48th of the total number of options each month after the date of grant.

(3)	The amounts shown in this column are the fair market value of the options on the date of grant, computed in accordance with FAS 123R.

(4)	Amount represents the additional incentive sales commission target payout under Mr. Jones’ additional 2007 incentive sales commission plan. See the Other Cash Compensation section of the Compensation Discussion and Analysis above. For the actual amounts paid pursuant to this plan, or $45,000, see the Non-Equity Incentive Compensation column of the Summary Compensation Table above. No “threshold” amount was established pursuant to the additional incentive sales commission plan.

(5)	No “threshold” or “maximum” amounts were established pursuant to Mr. Murciano’s non-equity incentive compensation plan which, consistent with his compensation prior to our acquisition of EMEA, consisted of a sales commission plan used for the top executives of Double-Take EMEA. See the Mr. Murciano’s Compensation Elements section of the Compensation Discussion and Analysis above. Amount also represents the amount actually paid to Mr. Murciano for 2007, as reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Letter Agreements.  The amounts disclosed in the tables above are in part a result of the terms of agreements that we have with NEOs, other than Mr. Beeler and Mr. Murciano.

Employment Terms for Dean Goodermote.  In August 2006, we entered into an employment letter agreement with Mr. Goodermote, which amended and restated a letter agreement dated March 22, 2005, entered into in connection with the commencement of his employment. Pursuant to the current employment letter agreement, upon the consummation of our initial public offering, Mr. Goodermote received a grant of shares of our common stock equivalent to 1.45% of the fully diluted shares of our common stock outstanding immediately prior to the offering, which amounted to a grant of 269,845 shares in the aggregate. These shares became fully vested upon grant. In order to satisfy certain tax withholding obligations, 111,850 of those shares were withheld from the grant and returned to the status of authorized but unissued shares.

On March 22, 2005, Mr. Goodermote was granted stock options to acquire 380,182 shares of our common stock with 25% vesting on the one year anniversary of the start of his employment and with the remainder vesting in equal quarterly installments over the following three years, and he received a grant of stock options on the first anniversary of the start of his employment to acquire 152,073 shares of our common stock with 25% vesting on the one year anniversary of the grant date and the remainder vesting in equal quarterly installments over the following three years. In addition, on January 5, 2006, Mr. Goodermote was granted stock options to acquire 38,018 shares of our common stock with 25% vesting on the one year anniversary of the grant date and the remainder vesting in equal quarterly installments over the following three years. Pursuant to his employment letter agreement, upon the consummation of our initial public offering, all of the options granted on March 22, 2005 vested in full and an additional 25% of the other stock options held by Mr. Goodermote vested in full, which represented the acceleration of options to acquire 356,421 shares in the aggregate.

Mr. Goodermote’s employment letter agreement also provides for the following:

•	a base salary of at least $340,000 per year;

•	five weeks of vacation per year;

•	major medical insurance for his family;

•	life, long-term disability and other insurance in accordance with our current benefits policies;

•	eligibility for a discretionary performance bonus as determined by the Board in its sole discretion; and

•	reimbursement for reasonable business expenses.

Employment Terms for S. Craig Huke.  In October 2006, we entered into an employment letter agreement with S. Craig Huke setting forth the terms of his employment, which amended and restated a letter agreement originally entered into in May 2003, upon the commencement of his employment as our Chief Financial Officer. Mr. Huke’s employment letter agreement provides for the following:

•	a base salary of at least $200,000 per year;

•	major medical insurance for his family;

•	participation in the bonus plan for executives;

•	an additional bonus of $25,000 to be paid on February 1, 2007; and

•	reimbursement for reasonable business related expenses.

Employment Terms for Daniel M. Jones.  In October, 2006, we entered into an employment letter agreement with Daniel M. Jones setting forth the terms of his employment as our Vice President of Sales and Marketing, which employment agreement amended and restated a letter agreement originally entered into in connection with the commencement of his employment in February 2005. Mr. Jones’ employment letter agreement provides for the following:

•	a base salary of at least $157,500 per year;

•	major medical insurance for his family;

•	participation in our commission plan for sales employees;

•	stock options at the direction of the Compensation Committee of the Board;

•	participation in the bonus plan for executives; and

•	a monthly car allowance.

In addition to the above terms, these officers and Mr. Beeler are entitled to receive various payments upon certain terminations of their employment or a change in control, pursuant to agreements between those officers and us. For a discussion of those terms, and a quantification of the benefits thereunder assuming a termination event of December 31, 2007, see the Potential Payments upon Termination or Change in Control below.

Mr. Murciano.  The amounts disclosed in the tables above with respect to Mr. Murciano are in part a result of the terms of agreements that we entered into in connection with the acquisition of Double-Take EMEA. For a discussion of applicable terms, see Certain Relationships and Related Person Transactions — Double-Take EMEA Acquisition and Agreements with Jo Murciano above.

Outstanding Equity Awards at Fiscal Year-End
December 31, 2007

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options (#)	Options (#)		Option	Option
Name	Exercisable	Unexercisable		Exercise Price ($)	Expiration Date

Dean Goodermote	380,182	—		1.52	03/22/2015
	26,137	11,881	(1)	1.96	01/05/2016
	104,549	47,524	(2)	1.96	03/22/2016
	11,666	58,334	(3)	16.77	04/30/2017

S. Craig Huke	112,671	—		0.94	07/01/2013
	478	32	(4)	0.94	01/01/2014
	554	253	(5)	1.52	01/01/2015
	83,367	37,895	(6)	1.52	02/02/2015
	2,678	4,464	(7)	1.96	04/26/2016
	2,833	14,167	(3)	16.77	04/30/2017

Robert L. Beeler	20,408	—		19.60	04/03/2010
	97,006	—		0.94	07/01/2013
	4,056	271	(4)	0.94	01/01/2014
	3,326	1,513	(6)	1.52	01/01/2015
	2,372	3,954	(7)	1.96	04/26/2016
	2,166	10,834	(3)	16.77	04/30/2017

Daniel M. Jones	1,276	—		0.94	10/20/2013
	106	36	(4)	0.94	01/01/2014
	1,133	516	(5)	1.52	01/01/2015
	65,244	51,021	(6)	1.52	02/02/2015
	3,061	5,102	(7)	1.96	04/26/2016
	2,666	13,334	(3)	16.77	04/30/2017

Jo Murciano	8,609	18,942	(8)	7.06	09/14/2016
	2,000	10,000	(3)	16.77	04/30/2017

(1)	The unexercisable options at December 31, 2007 will vest in equal quarterly amounts from January 5, 2008 to January 5, 2009.

(2)	The unexercisable options at December 31, 2007 will vest in equal quarterly amounts from March 22, 2008 to March 22, 2009.

(3)	The unexercisable options at December 31, 2007 vest in equal amounts on a monthly basis from January 30, 2008 to April 30, 2011.

(4)	The unexercisable options at December 31, 2007 vest on January 1, 2008.

(5)	The unexercisable options at December 31, 2007 vest in equal amounts on a quarterly basis from January 1, 2008 to January 1, 2009.

(6)	The unexercisable options at December 31, 2007 vest in equal amounts on a quarterly basis from February 2, 2008 to February 2, 2009.

(7)	The unexercisable options at December 31, 2007 vest in equal amounts on a quarterly basis from January 26, 2008 through April 26,2010 .

(8)	The unexercisable options at December 31, 2007 vest in equal amounts on a quarterly basis from March 14, 2008 through September 14, 2011.

Option Exercises and Stock Vested

Option Awards
Number of Shares
	Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)(1)

Dean Goodermote	—	—
S. Craig Huke	—	—
Robert L. Beeler	72,000	1,077,320
Daniel M. Jones	66,250	1,137,033
Jo Murciano	—	—

(1)	Value realized based on difference between the market value of our common stock on date of exercise and exercise price of the option multiplied by the number of options exercised.

Potential Payments On Termination or Change in Control

The section below describes the payments that may be made to named executive officers in connection with a change in control or pursuant to certain termination events. Each of our named executive officers is a party to an agreement that provides for certain benefits in the event of termination, including, in the case of Messrs. Goodermote and Huke, following a change in control.

Dean Goodermote.  On November 9, 2007, we entered into a severance letter agreement with Mr. Goodermote. The letter agreement provides for a severance payment and continued benefits in the event that Mr. Goodermote’s employment with us is terminated without “cause” (as defined below). Specifically, Mr. Goodermote is entitled to an amount equal to one time his base salary in effect as of the termination, which amount is to be paid in accordance with our regular payroll periods, and the continuation of health care benefits for a 12-month period following termination. The payments and benefits under the letter agreement are subject to Mr. Goodermoote executing a release of claims in our favor and compliance with the terms of a non-disclosure agreement between us and Mr. Goodermoote.

Pursuant to an employment letter agreement with us, upon a change in control as a result of a merger, acquisition, purchase of all or substantially all of our assets, or a like transaction, all unvested stock options held by Mr. Goodermote will immediately vest.

Assuming that termination of Mr. Goodermote’s employment had occurred on December 31, 2007, he would have received $350,000, payable every two weeks for a 12-month period in the amount of $13,462 (less any applicable withholding taxes). In addition, so long as Mr. Goodermote elected to continue the health, dental and vision insurance coverage provided by us, for a period of 12 months after termination, we would have paid the amount by which the cost of such coverage exceeded the amount that he previously paid for coverage under such health, dental and vision insurance plans, which in the aggregate would have totaled approximately $13,602 for the 12-month period; provided, however, that if he became eligible for group health, dental or vision benefits under plans maintained by a subsequent employer, these benefits would be secondary to the benefits provided by that employer. In addition, assuming that a change of control had occurred on December 31, 2007, the vesting of Mr. Goodermote’s equity awards would be accelerated and he would be entitled to purchase an additional 117,739 shares of our common stock at a price of $1,094,695, which shares had a market value of $2,557,291 at the close of business on December 31, 2007.

S. Craig Huke.  On November 9, 2007, we entered into a severance letter agreement with Mr. Huke. The letter agreement provides for a severance payment and continued benefits in the event that Mr. Huke’s employment with us is terminated without “cause” (as defined below). Specifically, Mr. Huke is entitled to an amount equal to one time his base salary in effect as of the termination, which amount is to be paid in accordance with our regular payroll periods, and the continuation of health care benefits for a 12-month period following termination. The payments and benefits under the letter agreement are subject to Mr. Huke executing a release of claims in our favor and compliance with the terms of a non-disclosure agreement between us and Mr. Huke.

Pursuant to an employment letter agreement with us, in the event that Mr. Huke’s employment is terminated without cause in connection with a change in control as a result of a merger, acquisition, purchase of all or substantially all of our assets, or other like transaction, as determined by the Compensation Committee of the Board, in which we are not the surviving entity, all unvested options to purchase shares of our common stock held by Mr. Huke will immediately vest.

Assuming that termination of Mr. Huke’s employment had occurred on December 31, 2007, Mr. Huke would have received $208,000, payable every two weeks for a 12-month period in the amount of $8,000 (less any applicable withholding taxes). In addition, so long as Mr. Huke elected to continue the health, dental and vision insurance coverage provided by us, for a period of 12 months after termination, we would have paid the amount by which the cost of such coverage exceeded the amount that he previously paid for coverage under such health, dental and vision insurance plans, which in the aggregate would have totaled approximately $13,602 for the 12-month period; provided, however, that if he became eligible for group health, dental or vision benefits under plans maintained by a subsequent employer, these benefits would be secondary to the benefits provided by that employer. In addition, assuming that a change in control transaction had occurred on December 31, 2007, the vesting of options to purchase 56,811 shares of our common stock at a price of $304,345 would be accelerated, which shares had a market value of $1,233,935 at the close of business on December 31, 2007.

Robert L. Beeler.  On November 9, 2007, we entered into an amended and restated employment and severance agreement with Mr. Beeler. The agreement provides for a severance payment and continued benefits in the event that Mr. Beeler’s employment with us is terminated without “cause” (as defined below). Specifically, Mr. Beeler is entitled to an amount equal to one time his base salary in effect as of the termination, which amount is to be paid in accordance with our regular payroll periods, and the continuation of health care benefits for a 12-month period following termination. The payments and benefits under the agreement are subject to Mr. Huke executing a release of claims in our favor and compliance with the terms of a non-disclosure agreement between us and Mr. Beeler.

Assuming that termination of Mr. Beeler’s employment had occurred on December 31, 2007, he would have received $173,000, payable every two weeks for a 12-month period in the amount of $6,654 (less any applicable withholding taxes) . In addition, so long as Mr. Beeler elected to continue the health, dental and vision insurance coverage provided by us, for a period of 12 months after termination, we would have paid the amount by which the cost of such coverage exceeded the amount that he previously paid for coverage under such health, dental and vision insurance plans, which in the aggregate would have totaled approximately $13,602 for the 12-month period; provided, however, that if he became eligible for group health, dental or vision benefits under plans maintained by a subsequent employer, these benefits would be secondary to the benefits provided by that employer.

Daniel M. Jones.  On November 9, 2007, we entered into a severance letter agreement with Mr. Jones. The letter agreement provides for a severance payment and continued benefits in the event that Mr. Jones’ employment with us is terminated without “cause” (as defined below). Specifically, Mr. Jones is entitled to an amount equal to one time his base salary in effect as of the termination, which amount is to be paid in accordance with our regular payroll periods, and the continuation of health care benefits for a 12-month period following termination. The payments and benefits under the letter agreement are subject to Mr. Jones executing a release of claims in our favor and compliance with the terms of a non-disclosure agreement between us and Mr. Jones. Furthermore, in the event that Mr. Jones is required to relocate outside of a 100 mile radius from his current home, he may decline the relocation and be eligible for the severance payments described above.

Assuming that termination of Mr. Jones’ employment had occurred on December 31, 2007, he would have received $163,000, payable every two weeks for a 12-month period in the amount of $6,269 (less any applicable withholding taxes. In addition, so long as Mr. Jones elected to continue the health, dental and vision insurance coverage provided by us, for a period of 12 months after termination, we would have paid the amount by which the cost of such coverage exceeded the amount that he previously paid for coverage under such health, dental and vision insurance plans, which in the aggregate would have totaled approximately $13,602 for the 12-month period; provided, however, that if he became eligible for group health, dental or vision benefits under plans maintained by a subsequent employer, these benefits would be secondary to the benefits provided by that employer

For purposes of the descriptions above, termination for “cause” is defined as: (i) willful disobedience of a material and lawful instruction of the Chief Executive Officer or the Board; (ii) conviction of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) conduct amounting to fraud, dishonesty, negligence, willful misconduct or recurring insubordination; (iv) inattention to the executive’s duties; or (v) excessive absences from work.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board consisted of Messrs. Landry and Young and Ms. Witt in 2007. None of these individuals is currently, or has ever been, an officer or employee of Double-Take Software or any of our subsidiaries. In addition, during 2007, none of our executive officers served as a member of the board of directors or on the compensation committee of any other entity that had an executive officer serving on our Board or our Compensation Committee.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the selection of Eisner LLP (“Eisner”) as our independent auditor. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Eisner to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Double-Take Software and our stockholders.

The Board first approved Eisner as our independent auditors in 2004, and Eisner audited our financial statements for the fiscal year ended December 31, 2007. Representatives of Eisner are expected to be present at the meeting. They will be given an opportunity to make a statement at the meeting if they desire to do so, and they will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent accountants. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2007 and 2006 for each of the following categories of services are as follows:

	2007	2006

Audit Fees	$667,000	$925,000
Audit-Related Fees	21,000	18,000
Tax Fees	60,000	30,000
All Other Fees	65,000	37,000

Total Fees	$813,000	$1,010,000

Audit Fees.  Consist of fees billed for professional services rendered in connection with the audit of our annual financial statements and the financial statements included in our Quarterly Reports on Form 10-Q, as well as services provided in connection with our securities offerings and registration statements. In addition, for fiscal 2007 audit fees included professional services rendered in connection with Eisner’s audit of our internal control over financial reporting as of December 31, 2007.

Audit-Related Fees.  Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These fees were incurred in connection with an audit of our 401K plan.

Tax Fees.  Consist of fees billed for tax compliance, tax advice and tax planning. In 2007, these fees were related to services provided in connection with our review of Section 382 of the Internal Revenue Code. In 2006, these fees were incurred primarily in connection with the preparation of our corporate income tax returns.

All Other Fees.  Consist of fees billed for products and services, other than those described above under Audit Fees, Audit-Related Fees and Tax Fees, including in 2006 services performed in connection with our acquisition of Sunbelt System Software S.A.S. and in 2007 services performed in connection with our acquisition of TimeSpring Software Corporation.

During the fiscal years ended December 31, 2007 and 2006, Eisner has provided various services, in addition to auditing our financial statements. The Audit Committee has determined that the provision of such services is compatible with maintaining Eisner’s independence. In 2007, all fees paid to Eisner were pre-approved pursuant to the policy described below.

Audit Committee’s Pre-approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Eisner. These services may include audit services, audit-related services, tax services and other services. Eisner and management are required to periodically report to the Audit Committee on the extent of services provided by Eisner in accordance with this policy, and the fees for services performed to date. The Audit Committee, or any designated member of the committee if consistent with applicable law and listing standards, may also pre-approve particular services on a case-by-case basis, and any designated Audit Committee member must present his or her decision to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF EISNER LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Committee Report

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

During 2007, the Audit Committee consisted of Mr. Birch, who serves as the Chairman, and Messrs Landry and Young. The Audit Committee operates under a written charter adopted by the Board, which is available on our website in the Investor Relations section under “Corporate Governance.” The Audit Committee reviews the charter and proposes necessary changes to the Board on an annual basis.

During the fiscal year ended December 31, 2007, the Audit Committee fulfilled its duties and responsibilities generally as outlined in its charter. The Audit Committee has:

•	reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2007;

•	discussed with Eisner, our independent auditors for fiscal 2007, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect; and

•	received the written disclosures and the letter from Eisner required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with Eisner its independence.

On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

AUDIT COMMITTEE (March 10, 2008)

Paul D. Birch, Chairperson
John Landry
John Young

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file reports of ownership of our equity securities. In 2007, one stock option exercise on Form 4 by each of John Landry and Michael Lesh was not timely filed, one sale of shares on Form 4 by Daniel M. Jones was not timely filed, and one stock option exercise and sale on Form 4 by David Demlow was not timely filed.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of March 14, 2008 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each Named Executive Officer (as defined below), and all Directors and executive officers as a group:

	Shares of Common
	Stock Beneficially		Percentage
Name and Address of Beneficial Owner	Owned(1)		of Class

5% Stockholders:
Entities affiliated with ABS Capital Partners	3,184,519	(2)	14.5%
Copper Rock Capital Partners, LLC	1,575,743	(3)	7.2%
Oberweis Asset Management, Inc.	1,247,370	(4)	5.7%
Directors and Named Executive Officers
Paul D. Birch	49,930	(5)	*
Dean Goodermote	705,409	(6)	3.1%
Ashoke (Bobby) Goswami	3,184,519		14.5%
John B. Landry	47,930	(7)	*
Laura L. Witt	3,184,519		14.5%
John W. Young	48,214	(8)	*
Robert L. Beeler	166,136	(9)	*
S. Craig Huke	212,950	(10)	1.0%
Daniel M. Jones	117,365	(11)	*
Jo Murciano	81,211	(12)	*
All executive officers and Directors as a group (12 persons)	4,782,558	(13)	20.6%

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 14, 2008 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Based solely on a Schedule 13G filed February 14, 2008 jointly filed on behalf of ABS Capital Partners IV, L.P. (“ABS IV”), ABS Capital Partners IV-A, L.P. (“ABS IV-A”), ABS Capital Partners IV-Offshore, L.P. (“ABS IV-O”) and ABS Capital Partners IV-Special Offshore, L.P. (“ABS IV-SO”) (collectively referred to as the “Funds”); ABS Partners IV L.L.C., as the general partner of the Funds (the “General Partner”); and Donald B. Hebb, Jr., Phillip A. Clough, Timothy T. Weglicki, John D. Stobo, Jr., Frederic G. Emry, Ashoke Goswami, Ralph S. Terkowitz and Laura L. Witt, as the managers of the General Partner (the “Managers”, and, collectively with the Funds and the General Partners, the “Reporting Persons”). The Funds have shared voting and dispositive power over the shares of common stock in the amounts indicated: ABS IV 2,817,974, ABS IV-A 94,348, ABS IV-O 161,847, and ABS IV-SO 110,350. The General Partner has voting and dispositive power over these shares, which is shared by the Managers. Each of Mr. Goswami and Ms. Witt disclaims beneficial ownership of these shares except to the extent of his or her respective pecuniary interests. The address for the Reporting Persons is 400 East Pratt Street, Suite 910, Baltimore, Maryland 21202.

(3)	Based solely on Schedule 13G filed February 7, 2008 on behalf of Copper Rick Capital Partners, LLC, whose address is 200 Clarendon Street, 51st Floor, Boston, MA 02116.

(4)	Based solely on Schedule 13G filed February 14, 2008 jointly filed on behalf of Oberweis Asset Management, Inc. (“OAM”), James D. Oberweis, and James W. Oberweis as the principal stockholders of OAM, each of whom has shared voting and dispositive power over the shares and whose address is 3333 Warrenville Road, Suite 500, Lisle, IL 60532.

(5)	Includes 12,500 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 14, 2008.

(6)	Includes 24,880 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 14, 2008.

(7)	Includes 12,500 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 14, 2008.

(8)	Includes 12,500 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 14, 2008.

(9)	Includes 3,663 shares of common stock issuable upon exercise of options that are exercisable within 60 days of

(10)	March 14, 2008. Includes 4,072 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 14, 2008.

(11)	Includes 23,915 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 14, 2008.

(12)	Includes 2,271 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 14, 2008.

(13)	The shares of common stock shown as beneficially owned by all directors and executive officers as a group include 101,709 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 14, 2008.

GENERAL MATTERS

Availability of Certain Documents

A copy of our 2007 Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. We will mail without charge, upon written request, a copy of our 2007 Annual Report on Form 10-K, excluding exhibits. Please send a written request to our investor relations firm, Sapphire Investor Relations, LLC:

New York office:
150 Broadway, Suite 808
New York, NY 10038

San Francisco office:
250 Montgomery Street, Suite 1230
San Francisco, CA 94104

These documents can also be requested through, and are available in, the Investor Relations section of our website, which is located at www.doubletake.com.

If you are the beneficial owner, but not the record holder, of shares of our stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2007 Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders Similarly, beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

The charters for our Audit, Compensation and Nomination and Corporate Governance Committees, as well as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Related Person Transactions Policy and Guidelines, are in the Investor Relations section of our website, which is located at www.doubletake.com, and are also available in print without charge by writing to the addresses above.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in Double-Take Software’s Proxy Materials.  To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 23, 2008.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at Double-Take Software, Inc., 257 Turnpike Road, Suite 210, Southborough, MA 01772, Attn: Corporate Secretary. To be timely for the 2009 annual meeting, a stockholder’s notice must be received by the Corporate Secretary of Double-Take Software at our principal executive offices 60 days before the meeting, unless stockholders receive less than 75 days notice or prior public disclosure of the date of the meeting, in which case notice must be received no later than the close of business on the tenth day following the notice or public disclosure of the meeting. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2009 annual meeting.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies returned to us in the enclosed form will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

S. Craig Huke
Corporate Secretary

▲ FOLD AND DETACH HERE AMD READ THE REVERSE SIDE▲

REVOCABLE PROXY
DOUBLE-TAKE SOFTWARE, INC.
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2008
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned holder of Common Stock of Double-Take Software, Inc. (the “Company”) hereby constitutes and appoints Dean Goodermote and Ashoke (Bobby) Goswami, or each of them acting singularly in the absence of the other, the true and lawful proxy or proxies for and in the name of the undersigned to vote the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Harvard Club of Boston located at 374 Commonwealth Avenue, Boston, Massachusetts 02215, at 9:00 a.m. local time on May 23, 2008, or any postponement or adjournment thereof.
Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE AUDITORS IN PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
(Continued, and to be marked, dated and signed, on the other side)

Double-Take Software, Inc.

VOTE BY INTERNET OR TELEPHONE
QUICK ««« EASY «««IMMEDIATE

As a stockholder of Double-Take Software, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m. Eastern time on May 22, 2008.

Vote Your Proxy on the Internet		Vote Your Proxy by Phone:		Vote Your Proxy by Mail:
Call 1 (866) 894-0537
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.		Please mark your votes like this	☒
The Proxies are instructed to vote as follows:

1.	To elect five directors of the Board of Directors until his successor is duly elected and is qualified or until his earlier death, resignation or removal.

Nominees:

	01 DEAN GOODERMOTE	☐	FOR	☐	AGAINST	☐	ABSTAIN	04 JOHN B. LANDRY	☐	FOR	☐	AGAINST	☐	ABSTAIN

	02 PAUL BIRCH	☐	FOR	☐	AGAINST	☐	ABSTAIN	05 JOHN W. YOUNG	☐	FOR	☐	AGAINST	☐	ABSTAIN

	03 ASHOKE (BOBBY) GOSWAMI	☐	FOR	☐	AGAINST	☐	ABSTAIN
2.	To ratify the appointment of Eisner, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008.							The proxies are authorized to vote in their discretion on any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

		☐	FOR	☐	AGAINST	☐	ABSTAIN

PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY
FORM PROMPTLY USING THE ENCLOSED ENVELOPE

YOUR VOTE IS IMPORTANT

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Stockholder sign	Co-holder (if any) sign	Date	, 2008.

Note: Please sign exactly as name appears in address. When signing as attorney, executor, administrator, trustee, or guardian, please give your title as such. If joint account, please provide both signatures.